Exhibit 2.3

EXECUTION VERSION

AMENDMENT NO. 2
TO THE
EQUITY AND ASSET PURCHASE AGREEMENT

AMENDMENT NO. 2 (this “Second Amendment”), dated as of June 30, 2016, to the Equity and Asset Purchase Agreement, dated as of April 22, 2016, and as amended (the “Agreement”), by and among Ardagh Group S.A., a Luxembourg company (“Purchaser”), Ball Corporation, an Indiana corporation (“Seller”), and (subject in all respects to Section 4.20 of the Agreement) Rexam PLC, a public limited company registered in England and Wales (“Rexam” and collectively with Purchaser and Seller, the “Parties”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Parties entered into the Agreement pursuant to which, among other things, Seller agreed to cause the applicable Seller Entities and Rexam Entities to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser agreed to purchase and acquire from the applicable Seller Entities and Rexam Entities, all of their right, title and interest in and to all of the Purchased Assets upon the terms and subject to the conditions set forth therein;

WHEREAS, the Parties previously amended the Agreement by entering into that certain Amendment No. 1 to the Agreement, dated as of June 9, 2016, in order to amend certain provisions of the Agreement; and

WHEREAS, the Parties desire to further amend the Agreement as set forth in this Second Amendment in accordance with Section 11.6 of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Second Amendment hereby agree as follows:

1.             Schedules.  The Agreement is hereby amended by replacing the Schedules to the Agreement, dated as of April 22, 2016, in their entirety with the Amended and Restated Schedules to the Agreement attached hereto as Exhibit A and hereby deemed effective as of April 22, 2016 (the “Amended Schedules”).  For the avoidance of doubt, the Amended Schedules also replace any amendments, modifications or alterations of the Schedules to the Agreement, dated as of April 22, 2016, prior to the date hereof.

2.             Seller Disclosure Letter.  The Agreement is hereby amended by replacing the Seller Disclosure Letter, dated as of April 22, 2016, in its entirety with the Amended and Restated Seller Disclosure Letter attached hereto as Exhibit B and hereby deemed effective as of April 22, 2016 (the “Amended Disclosure Letter”).  For the avoidance of doubt, the Amended Disclosure Letter also replaces any amendments, modifications or alterations of the Seller Disclosure Letter, dated as of April 22, 2016, prior to the date hereof.

3.             Section 1.6(a).  The Agreement is hereby amended by deleting “Section 1.6 of the Seller Disclosure Letter” in Section 1.6(a) of the Agreement and replacing it with “Exhibit A hereto.”

4.             Section 1.6(c).  The Agreement is hereby amended by deleting and restating Section 1.6(c) of the Agreement in its entirety as follows:

“Within ninety (90) days after the Closing Date (or if only the First Closing shall have occurred but either or both the France Closing or the Dutch Closing shall not have occurred, within ninety (90) days after the last to occur of the France Closing or the Dutch Closing, as applicable), Purchaser shall cause to be prepared and deliver to Seller a post-closing statement (the “Post-Closing Statement”), setting forth the actual Net Debt/Working Capital Adjustment Amount, calculated as of the Closing Date, and the calculation of the Net Debt/Working Capital Adjustment Amount, including the Net Debt and the Purchased Working Capital (in each case, calculated as of the Closing Date); provided further that the Net Debt/Working Capital Adjustment Amount on the Post-Closing Statement shall have been adjusted downwards or upwards, as applicable, by the difference between:

(i) the amount equal to: (A) the net working capital of the La Ciotat business transferred to the French and Spanish Entities in connection with the Restructuring (the “La Ciotat Business”), less (B) the net debt of the La Ciotat Business (such calculation under this clause (i), the “France Closing La Ciotat Working Cap/Net Debt Adjustment”), and

(ii) the amount equal to: (A) the net working capital of the La Ciotat Business as of the date of the First Closing, less (B) the net debt of the La Ciotat Business as of the date of the First Closing, plus (C) the profits after tax of the La Ciotat Business from the date of First Closing until, and including, the date of the France Closing, and less (D) the amount of all capital expenditure incurred in respect of the La Ciotat Business during the same period (such calculation under this clause (ii), the “First Closing La Ciotat Adjustment” and the difference between the France Closing La Ciotat Working Cap/Net Debt Adjustment and the First Closing La Ciotat Adjustment, the “La Ciotat Adjustment Amount”),

and, for the avoidance of doubt, (1) if the La Ciotat Adjustment Amount is a positive number, such amount shall constitute an upward adjustment in the Closing Purchase Price in accordance with Section 1.6(f), and (2) if the La Ciotat Adjustment Amount is a negative number, such amount shall constitute a downward adjustment in the Closing Purchase Price in accordance with Section 1.6(f).  The Post-Closing Statement shall be in the format set forth in the Sample Closing Statement and prepared and calculated in accordance with the Closing Statement Methodologies, in each case unless otherwise agreed by Seller and Purchaser. The Parties hereby agree that the Post-Closing Statement shall not include as a deduction the $63,428,295 included as Item 7(s) in the Closing Statement. Attached as Exhibit A-2 is the Closing Statement contemplated by Section 1.6(b).  The Parties hereby expressly acknowledge and agree that the amounts included in the Closing Statement are estimates only and that inclusion or exclusion of any amounts in the Closing Statement shall not affect any determination of such amounts or give rise to any presumption of inclusion or exclusion of such amounts for purposes of the determination of the Post-Closing Statement. The Parties hereto reserve all rights with respect to the determination, calculation and review of the Post-Closing Statement. “

5.             Section 1.9(a).  The Agreement is hereby amended by deleting references in Section 1.9(a) to “French Seller Entities” and “Dutch Seller Entities” and replacing them with references to “French Entities” and “Dutch Entities”, respectively.

6.             Section 1.11(b).  The Agreement is hereby amended by deleting in its entirety the last sentence of Section 1.11(b) of the Agreement and replacing it with the following:

“To the extent that the France Closing and/or the Dutch Closing shall not have occurred simultaneously with the First Closing, the covenants set forth in Article IV (other than Sections 4.2, 4.3(d), 4.4, 4.5, 4.9, 4.10, 4.12, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20) shall apply with respect to the French and Spanish Entities or the Dutch Entities (as applicable) from the date of the France Acceptance Notice or Dutch Acceptance Notice (as applicable) until the France Closing or Dutch Closing (as applicable); provided, however, that (y) in no event shall any violation of such covenants during the period following the First Closing until the France Closing or Dutch Closing (as applicable) affect the requirement to effect the France Closing or Dutch Closing (as applicable) but shall only result, if applicable, in a claim for indemnification under Section 9.2(a)(i)(B) or Section 9.2(b)(i)(B), as applicable, and (z) for the purposes of the covenants set forth in Section 4.7 only, the French and Spanish Entities and Dutch Entities shall be deemed to be Purchased Entities only upon occurrence of the France Closing and Dutch Closing (as applicable).  For the avoidance of doubt, any Purchased Asset to be sold, assigned, transferred, conveyed and delivered in accordance with Section 1.1 to Purchaser or its designated Affiliates, and any Assumed Liability to be assumed, paid, discharged or performed by Purchaser in accordance with Section 1.3, shall be so conveyed or assumed, as applicable, as of the France Closing or Dutch Closing (as applicable) to the extent such Purchased Assets and Assumed Liabilities are subject to the Restructuring and are to be so conveyed to or assumed (indirectly) by Purchaser and/or its designated Affiliates by such Person’s purchase of the French and Spanish Shares or the Dutch Shares (as applicable).”

7.             Section 1.13(c).  The Agreement is hereby amended by adding the following language immediately after the words “(each, a “Shared Contract”) shall”:  “, unless noted otherwise in the applicable Schedule (including where such Contract is denoted as subject to the Mutual Transition Services Agreement),”.

8.             Section 2.7(b)(i).  The Agreement is hereby amended by replacing “Section 2.7(b) of the Seller Disclosure Letter” in Section 2.7(b)(i) of the Agreement with “Schedule 2.7(b).”

9.             Section 2.15(c).  The Agreement is hereby amended by replacing “Section 2.15(c) of the Seller Disclosure Letter” in Section 2.15 of the Agreement with “Section 2.15 of the Seller Disclosure Letter.”

10.          Section 3.8.  The Agreement is hereby amended by replacing “Section 4.18(b)(B)” in Section 3.8 of the Agreement with “Section 4.18(b).”

11.          Section 4.9(a).  The Agreement is hereby amended by deleting and restating Section 4.9(a) of the Agreement in its entirety as follows:

“Effective upon the Closing, Seller, on behalf of itself and its Affiliates, grants to Purchaser and its Affiliates (including the Purchased Entities), a limited, irrevocable, non-exclusive, non-transferable, non-sublicenseable, fully paid-up, royalty-free, worldwide right and license to use the RECAN Marks set forth on Schedule 4.9(c), the Seller and Rexam Marks set forth on Schedule 4.9(c) and the SLEEK Marks set forth on Schedule 4.9(b), in each case solely for the specific uses, as and to the extent, and for the specific periods after Closing as set out in Section 4.9(b) and Section 4.9(c), and subject to the terms and conditions hereof.”

12.          Section 4.9(b).  The Agreement is hereby amended by adding the following at the end of Section 4.9(b) of the Agreement:

“Effective as of the Closing, with respect to the use of the RECAN Trademark(s) that are used in the Business as of the Closing Date (i) on certain websites and marketing materials to designate certain metal beverage can recycling activities of the Business in the Territory, (ii) in the corporate names of the following Purchased Entities: recan UK Ltd., recan GmbH and Recan Organizacja Odzysku Opakowań S.A., and (iii) in connection with any products or services sold by the Purchased Entities identified in (ii) (the foregoing clauses (i), (ii) and (iii), collectively, the “RECAN Activities”), in each case in the form and manner as such Trademarks are so used as of the Closing Date (the “RECAN Marks”), Purchaser and its controlled Affiliates (including the Purchased Entities) shall have the right to continue such use of such RECAN Marks, solely in reasonably the same form and manner, and solely for the RECAN Activities, in each case until such time as Purchaser and its Affiliates cease to conduct such activities.  Without limiting the foregoing, (i) in the event that Seller or Rexam notifies Purchaser that it is modifying the form, manner or use of any RECAN Mark in connection with Seller’s or Rexam’s RECAN Activities, Purchaser shall, and shall cause its controlled Affiliates (including the Purchased Entities) to use commercially reasonable efforts to adopt such modified form, manner or use as promptly as reasonably practicable following such notice, and (ii) Purchaser shall not and shall cause its Affiliates (including the Purchased Entities) to not (A) use any Trademarks other than the RECAN Marks to designate the metal beverage can recycling activities that are a part of the RECAN Activities, (B) use any RECAN Marks to designate any activities other than the RECAN Activities, or (C) use any RECAN Marks on any beverage cans or other products or services other than those included in the RECAN Activities.”

13.          Section 4.22(a).  The Agreement is hereby amended by replacing the references to “Fixed Price” and “Back-to Back Hedge” in Section 4.22(a) of the Agreement with references to “fixed price” and “Back-to-Back Business Hedge.”

14.          Section 4.22(c).  The Agreement is hereby amended by replacing “Guaranties” in Section 4.22(c) of the Agreement with “Guarantees.”

15.          Section 4.22(e).  The Agreement is hereby amended by replacing the references to “Transferred Contracts” in Section 4.22(e) of the Agreement with references to “Specified Business Contracts.”

16.          Section 5.1(c).  The Agreement is hereby amended by adding the following at the end of Section 5.1(c) of the Agreement:

“Purchaser shall or shall cause its Affiliates, including any Purchased Entity, to pay any Seller Post-Closing Incentive Payments through payroll, after the deduction of any Taxes which Purchaser shall or shall cause its Affiliates to pay to the appropriate Taxing Authority provided that Seller shall notify Purchaser of the gross Seller Post-Closing Incentive Payments due to the Transferred Employees no later than 5 Business Days before they are due to be paid to the Transferred Employees and Seller and Purchaser agree that, to the extent not included in Net Debt, the Net Seller Post-Closing Incentive Payments shall be included in the Net Debt/Working Capital Adjustment Amount.”

17.          Section 5.1(j).  The Agreement is hereby amended by replacing “ESPP Trustee” in Section 5.1(j) of the Agreement with “ESPP trustee.”

18.          Section 7.2(a).  The Agreement is hereby amended by deleting and restating Section 7.2(a) of the Agreement in its entirety as follows:

“(i) Each of the Purchaser Fundamental Representations shall be true and correct in all material respects as of the Confirmation Date (or if clause (2) of Section 7.2 applies, the Closing Date) with the same force and effect as if made as of such date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such other date), (ii) all of the other representations and warranties of Purchaser contained in this Agreement (disregarding all qualifications and exceptions contained therein relating to materiality) shall be true and correct as of the Confirmation Date (or if clause (2) of Section 7.2 applies, the Closing Date), with the same force and effect as if made as of such date (other than such representations and warranties as are made as of another date, which shall be so true and correct as of such other date; provided, however, that in the case that clause (1) of Section 7.2 applies, representations made as of the Closing shall for purposes of this Section 7.2(a) be deemed made as of the

Confirmation Date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the Transaction in accordance with the terms hereof, (iii) the covenants and agreements contained in this Agreement to be complied with by Purchaser on or before the Closing shall have been complied with in all material respects as of the Confirmation Date (or if clause (2) of Section 7.2 applies, the Closing Date), and (iv) Seller shall have received a certificate signed on behalf of Purchaser by an officer of Purchaser to the effect that the conditions set forth in the foregoing clauses (i), (ii) and (iii) have been satisfied.”

19.          Section 10.1.  The Agreement is hereby amended in Section 10.1 thereof by deleting the defined terms “Business Hedge,” “ESPP Trustee,” “Seller Retained Volume” and “Seller Retained Volume Report” therein and adding the following defined terms in alphabetical order therein:

““First Closing La Ciotat Adjustment” has the meaning ascribed to such term in Section 1.6(c).

“France Closing La Ciotat Working Cap/Net Debt Adjustment” has the meaning ascribed to such term in Section 1.6(c).

“La Ciotat Adjustment Amount” has the meaning ascribed to such term in Section 1.6(c).

“La Ciotat Business” has the meaning ascribed to such term in Section 1.6(c).

“Net Seller Post-Closing Incentive Payments” means the actual cost to Purchaser and its Affiliates (including the Purchased Entities) of paying the Seller Post-Closing Incentive Payments, including the net amount of any additional employer Taxes after the deduction of any corporation or other tax reliefs available to Purchaser or its Affiliate, as applicable, to the extent that they are not already accrued in the accounts of a Purchased Entity prior to the Closing Date.

“RECAN Activities” has the meaning ascribed to such term in Section 4.9(b).

“RECAN Marks” has the meaning ascribed to such term in Section 4.9(b).

“Seller Post-Closing Incentive Payments” means any short-term incentive awards to be made by Seller or its Affiliates to Transferred Employees pursuant to Section 5.1(c) and listed in Exhibit C to that certain Amendment No. 2, dated as of June 30, 2016, of the Agreement by and among Purchaser, Seller and Rexam that are paid after the Closing Date.”

20.          Section 11.14.  The Agreement is hereby amended by replacing “Herman.Troskie@mpartners.lu” in Section 11.14 of the Agreement with “Herman Troskie@maitlandgroup.com.”

21.          Section 11.16.  The Agreement is hereby amended by replacing “on the applicable date of payment.” with “on the Business Day two (2) days prior to the Closing Date.”

22.          Entire Agreement.  This Second Amendment, together with Amendment No. 1 to the Agreement, the Agreement, and that certain letter agreement between Seller and Purchaser, dated June 20, 2016, constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to such subject matter.

23.          Execution of Second Amendment.  The exchange of copies of this Second Amendment and of signature pages by facsimile, “portable document format” (“.pdf”) form or other electronic transmission shall constitute effective execution and delivery of this Second Amendment as to the Parties and may be used in lieu of the original Second Amendment for all purposes.  Signatures of the Parties transmitted by facsimile, .pdf or other electronic means shall be deemed to be their original signatures for all purposes.

24.          Incorporation By Reference.  The provisions of Sections 11.4 (Severability), 11.5 (No Third Party Beneficiaries), 11.8 (Governing Law), 11.9 (Waiver of Jury Trial), 11.11 (Headings), 11.12 (Counterparts), 11.13 (Further Documents), and 11.15 (Construction) of the Agreement shall apply mutatis mutandis as if such provisions were set forth in full herein.

25.          Governing Law.  This Second Amendment shall be governed by and construed in accordance with the substantive laws of the State of New York, without regard to its rules of conflict of laws.

26.          Full Force and Effect.  Except as amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed this Second Amendment, all as of the date first above written.

ARDAGH GROUP S.A.

By:	/s/ Herman Troskie
Name: Herman Troskie
Title: Director

BALL CORPORATION

By:	/s/ Charles E. Baker
Name: Charles E. Baker
Title: Vice President

REXAM PLC

By:	/s/ David Gibson
Name: David Gibson
Title: Company Secretary

[Amendment No. 2 to the Equity and Asset Purchase Agreement]